EXHIBIT 1.1

                       TRIDENT SECURITIES, INC. LETTERHEAD

                                December 19, 1996

Board of Directors
First Robinson Savings & Loan, F.A.
501 East Main Street
Robinson, Illinois 62454

RE:      Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and First Robinson Savings & Loan, F.A. (the "Association") concerning our investment banking services in connection with the conversion of the Association from a mutual to a capital stock form of organization.

Trident is prepared to assist the Association in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion (the "Plan"). The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed no later than the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities.

Trident will act as financial advisor and exercise its best efforts to assist the Association in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will jointly determine the selected dealers to assist the Association during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. The Association will use its best efforts to make all documents, records and other information reasonably deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

         1. A commission equal to 1.70% of the aggregate dollar amount of capital stock sold to investors who reside in Crawford County, Illinois, a commission equal to 1.45% on sales to investors residing in contiguous Illinois counties, a commission equal to 1.20% on sales to investors residing in other Illinois counties and a


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                  commission  equal to 0.95%  on  sales  to  investors  residing outside the state of Illinois. No commission shall be payable on shares purchased by officers, directors, employees or their associates or employee benefit plans. Further, all commissions shall be based on the amount of stock sold; however, for the purpose of calculating Trident's commission, it shall be assumed that the amount of stock sold shall not be in excess of the midpoint of the appraised value as stated on the final Prospectus cover.

         An engagement fee of $8,500 has been enclosed, which $8,500 shall be deducted from the commission payable to Trident upon closing of the offering.

         Illustrative examples (which assume that the midpoint of the valuation range disclosed in the final Prospectus is $6.3 million) of the calculation of the commission follow:

Scenario 1
Assume   100%  of  stock  sold  to  Investors  in  Crawford  County,   Illinois:
         $1,500,000  x 0% =  $0.00  (ESOP  and  Insiders)  $4,800,000  x 1.70% =
         $81,600 Maximum Possible Fee or 1.29% of total offering

Scenario 2
Assume 75% of stock sold to Investors in Crawford County, Illinois: $1,500,000 x 0% = $0.00 (ESOP and Insiders) $3,225,000 x 1.70% = $54,825
Assume 15% of stock sold to Investors in Contiguous Counties:
         $945,000 x 1.45%  = $13,703
Assume 10% of stock sold to other Illinois Investors:
         $630,000 x 1.20%  = $7,560
         Total Commissions:  $76,088 or 1.21% of total offering

Scenario 3
Assume 40% of stock sold to Investors in Crawford County, Illinois: $1,500,00 x 0% = $0.00 (ESOP and Insiders) $1,020,000 x 1.70% = $17,340
Assume 20% of stock sold to Investor in Contiguous Counties:
         $1,260,000 x 1.45% = $18,270
Assume 20% of stock sold to Investors in other Illinois Counties:
         $1,260,000 x 1.20% = $15,120
Assume 20% of stock sold to Investors outside the state of Illinois:
         $1,260,000 x 0.95% = $11,970
         Total Commissions:  $62,700 or 0.995% of total offering

Scenario 4
Assume            $8,332,000 Super Maximum sold in Offering

Assume            $996,000 of stock purchases by Officers and Directors



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Assume            Orders for $10,000,000 are received
                  1)       ESOP at 8% of Super Maximum equals $666,560
                  2) Officers' and Directors' purchases equal $996,000 (or as stated in Prospectus)
                  3) 40% or $3,332,800 sold locally (this would also include ESOP and Officer/Director purchases)
                  4)       20% or $1,666,400 sold in the contiguous counties
                  5)       20% or $1,666,400 sold to other Illinois investors
                  6)       20% or $1,666,400 sold to investors outside Illinois

         To determine fees, the above percentages would be applied to the offering as if it had closed at the $6.3 Million assumed midpoint or the ultimate offering midpoint disclosed on the cover of the final Prospectus and the fee schedule would be identical to Scenario #3, above.

         2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

         3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

         4. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. In this respect, Trident's out-of-pocket expenses will not exceed $8,500 and its legal fees will not exceed $24,000 and $6,000 for "Blue Sky" work. Out-of-pocket expenses will be billed monthly as incurred up to the $8,500 limit.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees (including out-of-pocket expenses), NASD filing fees, and filing and registration fees and fees of Trident's attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of Trident's obligation to file certain documents and to make certain representation to the NASD in connection with the conversion, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person;
(e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and
(f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.


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The  Association  agrees to indemnify  and hold Trident and its  affiliates  (as defined in Rule 405 under the Securities act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Trident and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the performance by Trident of the services contemplated by, or the engagement of Trident and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or bought by the Association. The Association will not be liable to any Indemnified Party under the foregoing indemnification provision (i) in any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted primarily from Trident's bad faith, willful misconduct or gross negligence.

Trident agrees to indemnify and hold the Association and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and its respective directors, officers, employees, agents and controlling persons (the Association, its holding company and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the bad faith, willful misconduct or gross negligence of Trident, as found in a final judgement by a court of competent jurisdiction, in the performance by Trident of the services contemplated by, or the engagement of Trident and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Trident. Trident will not be liable to any Indemnified Party under the foregoing indemnification provision (i) in any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted primarily from the Association's bad faith, willful misconduct or gross negligence.

As promptly as possible after receipt by an Indemnified Party of notice of an intention to commence, or the commencement of, any action, suit or proceeding for which an Indemnified Party may seek indemnification, an Indemnified Party shall notify the indemnifying party in writing thereof, enclosing a copy of all letters or documents received and/or papers served; provided that a failure or delay in giving any such notice shall not affect the obligation of the indemnifying party to indemnify the Indemnified Party, unless and to the extent that such failure or delay materially adversely affects the indemnifying party. In case any such action, suit or proceeding shall be brought against an Indemnified Party, the indemnifying party shall be


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entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof. After notice form the indemnifying party to any Indemnified Party of the same's election to assume the defense thereof, the indemnifying party shall not be liable to an Indemnified Party for any legal fees or other expenses subsequently incurred by an Indemnified Party in the defense thereof, other than for reasonable costs or investigation and except as provided in the next paragraph.

An Indemnified Party shall have the right to employ its or his own counsel in any such action, suit or proceeding, but in such event the Indemnified Party's legal fees and other expenses shall not be reimbursed by the indemnifying party unless (i) the employment of such counsel has been requested by the Indemnified Party and authorized by the indemnifying party of (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the Indemnified Party in the defense of such action, suit or proceeding. In the event the Indemnified Party concludes that there may be such a conflict of interest, (i) the indemnifying party shall not have the right to assume and direct the defense of such action, suit or proceeding on behalf of the Indemnified Party and (ii) the indemnifying party shall indemnify the Indemnified Party for all reasonable legal fees and other expenses reasonably incurred by the Indemnified Party, but the indemnifying party shall not be liable for any settlement or negotiated disposition of such action, suit or proceeding or any part thereof effected without the written consent of the indemnifying party.

If the indemnification provided for in this agreement is for any reason held unenforceable by an Indemnified Party, the Association agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Association, on the one hand, and trident on the other hand, of the transaction as contemplated (whether or not the transaction is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Association, on the one hand, and Trident on the other hand, as well as other relevant equitable considerations. The Association agrees that for the purposes of this paragraph, the relative benefits of the Association and Trident of the transaction as contemplated shall be deemed to the in the same proportion that the total value received or contemplated to be received by the Association or its shareholders, as the case may be, as a result of or in connection with the transaction bears to the fees paid or to be paid to Trident under this legal agreement.

The Association and Trident each agree that without each other's prior written consent, which shall not be unreasonably withheld, neither will settle, compromise or consent to the entry of any judgement in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not Trident, the Association or any other Indemnified Party is an actual or potential party to such claim action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Notwithstanding the above, to the extent that the Association's indemnification or contribution


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is a "covered transaction" as defined in 12 U.S.C. 371c(b)(7), the Association's holding company shall assume the Association's obligation to indemnify or contribute.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement, the indemnity described herein, and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Trident agrees to maintain in confidence all information and documents (to be read in the broadest sense) received from the Association, and not to disclose any such information or documents except to Trident's officers, directors, counsel and representatives who need to know such information for the purpose of evaluating the transaction and who will, prior to being provided such information or documents, agree to be bound by the terms of this agreement, unless disclosure is required by law or regulation, in which case Trident will provide timely notice so that the Association may seek a protective order or other appropriate remedy and/or permit disclosure of only that portion of such information or documents which is legally required to be disclosed.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter. Trident acknowledges receipt of the advance payment of $8,500.

                                         Yours very  truly,
                                         TRIDENT
                                         SECURITIES, INC.



                                         By:       /s/ Timothy E. Lavelle
                                                   Timothy E. Lavelle
                                                   Managing Director
TEL/cs
11-14-1

Agreed and accepted to this 20th day of December, 1996

FIRST ROBINSON SAVINGS AND LOAN, F.A.

By:       /s/ Rick L. Catt
         Rick L. Catt
         President